Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release For Release on September 22, 2004

Contact: Phone: E-mail:	Stan Piekos, CFO (952) 259-1672 stan.piekos@augusttech.com

Contact: Phone: E-mail:	Megan Andrada, Communications (952) 259-1647 megan.andrada@augusttech.com

August Technology Lowers Near Term Revenue Guidance

Minneapolis – September 22, 2004 - August Technology Corporation (NASDAQ: AUGT), a leading supplier of inspection, metrology and defect analysis solutions for the microelectronic industries today announced that revenues for the quarter ending September 30, 2004, are expected to be approximately $15 million, a decrease of about 25% from the second quarter.  The Company believes the decrease is due to delays in installations and a more cautious approach to near term capital spending by its customers, particularly in semiconductor final manufacturing.  The Company had previously guided for third quarter revenues to increase sequentially between 5 and 15%.

The Company added that new orders are tracking significantly below prior quarter record levels.  At this time, the Company expects fourth quarter revenues will not change significantly from the expected third quarter level.

“Despite continued broad interest in our advanced macro and all-surface inspection solutions, a few major customers, particularly in final manufacturing, are delaying near term investment decisions citing poor visibility,” commented Jeff O’Dell, August Technology’s CEO.  “While interest and activity around equipment evaluations remains strong, there are signs of broader industry weakness.”

O’Dell continued, “August Technology is adjusting its spending plans while remaining highly focused on building upon our current leadership position in all-surface advanced macro defect inspection.”

The Company will report third quarter 2004 results on the morning of October 20, 2004 and will hold a conference call with senior management at 11:00am EDT on the same day.

About August Technology: August Technology’s automated inspection, metrology and analysis solutions provide critical product and process enhancing information, which enables microelectronic

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device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found on the company’s web site at www.augusttech.com.

Forward Looking Statements: This release contains forward-looking statements regarding projected revenues for the third and fourth quarters of 2004.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, E20, NSX-105 or VersaScope that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; and (vi) unanticipated costs and expenses which increase operating costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 1, 2004.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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